Exhibit 99.2
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)/Laura Siino (investors)
631-962-2000	212-213-0006
OSI Pharmaceuticals Announces Conversion Period for Convertible Notes
MELVILLE, NY — January 9, 2007 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that its 2.0% Convertible Senior Notes due 2025 (the “notes”) are now convertible at the option of the holders and will remain convertible through March 30, 2007, the last trading day of the current fiscal quarter, as provided for in the Indenture governing the notes.
The notes became convertible as the Company’s common stock closed at or above $35.32 per share for twenty trading days within the thirty trading day period ending on December 29, 2006. As a result, during the conversion period commencing January 1, 2007 and continuing through and including March 30, 2007, holders of the notes may, if they elect, convert the notes into shares of common stock, subject to the terms of the related Indenture. The notes are convertible at the conversion rate of 33.9847 shares per $1,000 principal amount of each Note or an effective conversion price of $29.43 per share. There is currently outstanding $115 million principal amount of the notes.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit <http://www.osip.com>.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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